Exhibit 12



                                                                  Reed Smith LLP
                                                                435 Sixth Avenue
                                                 Pittsburgh, PA  15219-1886
                                                                    412.288.3131
                                                                Fax 412.288.6063


                               September 16, 2005



Federated Equity Funds
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237


Vintage Mutual Funds, Inc.
1415 28th Street
Suite 200
West Des Moines, IA  50266


Ladies and Gentlemen:

      You have requested our opinion concerning certain federal income tax consequences of two transactions (the "Reorganizations") in which all of the assets of the Vintage Equity Fund and the Vintage Growth Fund (together, the "Acquired Funds" and, individually, an "Acquired Fund"), each a portfolio of Vintage Mutual Funds, Inc., will be acquired by Federated Capital Appreciation Fund (the "Acquiring Fund"), a portfolio of Federated Equity Funds, solely for Shares of the Acquiring Fund (the "Acquiring Fund Shares"), which shall thereafter be distributed to the shareholders of the Acquired Funds (the "Shareholders") in liquidation of each such Acquired Fund. The Acquiring Fund is a separate portfolio, which is treated as a separate corporation under 851(g) of the Internal Revenue Code of 1986, as amended (the "Code") and has elected to be taxed as a Regulated Investment Company under Section 851(a) of the Code. Each of the Acquired Funds is a separate portfolio, which is treated as a separate corporation under Section 851(g) of the Code and has elected to be taxed as a Regulated Investment Company under Section 851(a) of the Code. The terms and conditions of the Reorganizations are set forth in two Agreements and Plans of Reorganization dated as of July 7, 2005 (the "Agreements"), between Federated Equity Funds and Vintage Mutual Funds, Inc., attached hereto as Annex C and Annex D. This opinion is rendered to you pursuant to paragraph 8.5 of the Agreements.

      We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganizations, the certificates provided to us by Federated Equity Funds and Vintage Mutual Funds, Inc. in connection with the rendering of this opinion, attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

      Based upon and subject to the foregoing, and assuming that the Reorganizations will take place as described in the Agreements, we are of the opinion that, for federal income tax purposes with the respect to the Acquiring
Fund:

            (a) The transfer of all of the assets of each Acquired Funds' in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of each of the Acquired Funds (followed by the distribution of Acquiring Fund Shares to the Acquired Funds' Shareholders in dissolution and liquidation of each Acquired Fund) will each constitute a "reorganization" within the meaning of Section 368(a) of the Code and the Acquiring Fund and the respective Acquired Funds will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

            (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of each of the Acquired Funds solely in exchange for Acquiring Fund Shares, and the assumption by the Acquiring Fund of the liabilities of each of the Acquired Funds.

            (c) No gain or loss will be recognized by either the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of such Acquired Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to such Acquired Fund's Shareholders in exchange for such shareholders' shares of such Acquired Fund.

            (d) No gain or loss will be recognized by the Acquired Funds' Shareholders upon the exchange of its Acquired Funds' shares for Acquiring Fund Shares in the Reorganization.

            (e) The aggregate tax basis for Acquiring Fund Shares received by each Shareholder of the Acquired Funds pursuant to the Reorganizations will be the same as the aggregate tax basis of the Acquired Funds' shares exchanged therefore by such shareholder. The holding period of Acquiring Fund Shares to be received by each Shareholder of the Acquired Funds will include the period during which such Acquired Funds' shares exchanged therefore were held by such shareholder, provided the Acquired Funds' shares are held as capital assets at the time of the Reorganizations.

            (f) The tax basis of the Acquired Funds' assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately before the Reorganizations. The holding period of the assets of the Acquired Funds in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Funds.

      Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganizations on the Acquiring Fund, the Acquired Funds or any Acquired Funds' Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

      This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

      The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Reed Smith LLP

                                          Reed Smith LLP